Exhibit 1.1

EXECUTION COPY

Amylin Pharmaceuticals, Inc.

3.00% Convertible Senior Notes due 2014

Purchase Agreement

June 4, 2007

Goldman, Sachs & Co.,
85 Broad Street,
New York, New York 10004.

Morgan Stanley & Co. Incorporated,
1585 Broadway,
New York, New York 10036.

As representatives of the several Purchasers
named in Schedule I hereto

Ladies and Gentlemen:

Amylin Pharmaceuticals, Inc. a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the Purchasers named in Schedule I hereto (the “Purchasers”) an aggregate of $500,000,000 principal amount of its 3.00% Convertible Senior Notes due 2014, convertible into shares of common stock, par value $0.001 per share (“Stock”) of the Company (the “Firm Securities”), and, at the election of the Purchasers, up to an additional $75,000,000 aggregate of principal amount of such notes (the “Optional Securities”) (the Firm Securities and the Optional Securities which the Purchasers elect to purchase pursuant to Section 2 hereof are herein collectively referred to as the “Securities”).

The Purchasers and other holders (including subsequent transferees) of Securities will be entitled to the benefits of the registration rights agreement, to be dated as of the First Time of Delivery (as defined in Section 4) (the “Registration Rights Agreement”), between the Company and the Purchasers, in the form attached hereto as Exhibit A.  Pursuant to the Registration Rights Agreement, the Company will agree to file with the Securities and Exchange Commission (the “Commission”) under the circumstances set forth therein a shelf registration statement pursuant to Rule 415 under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the resale of (i) Securities initially resold in registered form and (ii) the shares of Stock initially issuable upon conversion of the Securities by holders thereof, and to take the actions specified therein to cause such shelf registration statement to be declared effective.

1.                           The Company represents and warrants to, and agrees with, each of the Purchasers that:

(a)       A preliminary offering circular, dated June 4, 2007 (the “Preliminary Offering Circular”), and an offering circular, dated June 4, 2007 (the “Offering Circular”), have been prepared in connection with the offering of the Firm Securities and Optional Securities and shares of Stock issuable upon conversion thereof.  The Preliminary Offering Circular, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(b)), is hereinafter referred to the “Pricing Circular”.  Any reference to the Preliminary Offering Circular, the Pricing Circular or the Offering Circular shall be deemed to refer to and include the Company’s most recent Annual Report on Form 10-K (including the information incorporated by reference therein from the Company’s definitive proxy statement for its 2007 annual meeting of shareholders) and all subsequent documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or prior to the date of the Preliminary Offering Circular or the Offering Circular, as the case may be, and any reference to the Preliminary Offering Circular or the Offering Circular, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include (i) any documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Preliminary Offering Circular or the Offering Circular, as the case may be, and prior to such specified date, and (ii) any Additional Issuer Information (as defined in Section 5(f)) furnished by the Company prior to the completion of the distribution of the Securities; and all documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Circular, the Pricing Circular or the Offering Circular, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports”.  The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule II(a) hereof.  The Preliminary Offering Circular or the Offering Circular and any amendments or supplements thereto and the Exchange Act Reports did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information relating to the Purchaser furnished in writing to the Company by a Purchaser through Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (“Morgan Stanley”) expressly for use therein;

(b)       For the purposes of this Agreement, the “Applicable Time” is 5:30 pm (Eastern time) on the date of this Agreement; the Pricing Circular as supplemented by the information set forth in Schedule III hereto, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Company Supplemental Disclosure Document (as defined in Section 6(a)(i)) listed on Schedule II(b) hereto does not conflict with the information contained in the Pricing Circular or the Offering Circular and each such Company Supplemental Disclosure Document, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in a Company Supplemental Disclosure Document in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through Goldman, Sachs & Co. and Morgan Stanley expressly for use therein;

(c)       Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in the Pricing Circular any material loss or interference with its business from (i) fire, explosion, flood or other calamity, whether or not covered by insurance, (ii) any labor dispute or (iii) any court or governmental action, order or decree, in each case otherwise than as set forth or contemplated in the Pricing Circular; and, since the respective dates as of which information is given in the Pricing Circular, there has not been any change in the capital stock (excluding stock option grants in the ordinary course of business pursuant to the Company’s current stock option plans, the issuance of shares pursuant to the Company’s employee stock purchase plan or 401(k) plan and the exercise of any outstanding stock options or warrants) or long-term debt of the Company or any of its subsidiaries (other than interest accruals) or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Circular;

(d)       The Company and each of its subsidiaries has been duly formed and is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its formation, with power and authority (corporate and other) to own its properties and conduct its business as described in the Offering Circular, and has been duly qualified as a foreign corporation or entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification (except where the failure to be so qualified would not have a material adverse effect on the business, properties, current or future consolidated financial condition, business prospects, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, or on the ability of the Company to consummate the transactions contemplated herein (a “Material Adverse Effect”));

(e)       The Company and each of its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Pricing Circular or such as do not and will not have a Material Adverse Effect; and any real properties and buildings held under lease by the Company or any of its subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as do not and will not have a Material Adverse Effect;

(f)        The Company has an authorized capitalization as set forth in the Pricing Circular, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; the shares of Stock initially issuable upon conversion of the Securities have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Securities and the Indenture (as defined below) after the Securities have been issued and delivered pursuant to this Agreement and authenticated by the Trustee (as defined below) in accordance with the provisions of the Indenture, will be validly issued, fully paid and non-assessable and will conform in all material respects to the description of the Stock contained in the Pricing Disclosure Package and Offering Circular;

(g)       The Securities have been duly authorized and, when issued and delivered pursuant to this Agreement and authenticated by the Trustee in accordance with the provisions of the Indenture, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the indenture to be dated as of June 8, 2007 (the “Indenture”) between the Company and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), under which they are to be issued, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights generally, and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and the Securities and the Indenture will conform to the descriptions thereof in the Pricing Disclosure Package and Offering Circular in all material respects and will be in substantially the form previously delivered to you;

(h)       All of the issued shares of capital stock or other equity interests of each of the Company’s subsidiaries have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares) are owned by the Company, free and clear of any liens, encumbrances, equities or claims.

(i)        None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations G, T, U, and X of the Board of Governors of the Federal Reserve System;

(j)        Prior to the date hereof, neither the Company nor any of its affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Securities;

(k)       The issue and sale of the Firm Securities and Optional Securities and the compliance by the Company with all of the provisions of the Securities, the Indenture, the Registration Rights Agreement and this Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, other than any conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect, nor will such action result in any violation of the provisions of the Certificate of Incorporation or By-laws of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by this Agreement, the Indenture or the Registration Rights Agreement, except (i) as required pursuant to the Registration Rights Agreement, (ii) for the approval of the Stock issuable upon conversion of the Securities for quotation on the Nasdaq National Market and (iii) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers;

(l)        Neither the Company nor any of its subsidiaries is (i) in violation of its Certificate of Incorporation or By-laws or (ii) in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, other than any such defaults, in the case of clause (ii), which would not, individually or in the aggregate have a Material Adverse Effect;

(m)      The statements set forth in the Pricing Circular and the Offering Circular under the captions “Description of the Notes” and “Description of Capital Stock”, insofar as they purport to constitute summaries of the terms of the Securities and the Stock, and under the captions “Plan of Distribution” and “Certain United States Federal Income Tax Considerations”, insofar as they purport to describe the provisions of the documents, laws and regulations referred to therein, represent fair and accurate summaries in all material respects;

(n)       There are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(o)       When the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;

(p)       The Company is subject to Section 13 or 15(d) of the Exchange Act;

(q)       The Company is not, and after giving effect to the offering and sale of the Securities will not be, an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”);

(r)        Neither the Company, nor any person acting on its behalf (other than the Purchasers, as to which no representation or warranty is made), has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act;

(s)       Within the preceding six months, neither the Company nor any other person acting on behalf of the Company (other than the Purchasers, as to which no representation or warranty is made) has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Purchasers hereunder, in such a manner that the sale of such previously offered or sold Securities would be integrated with the offering of Securities being made pursuant to the Offering Circular.  The Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, by the Company in the United States or to any U.S. person (as defined in Rule 902 under the Securities Act) of any Securities or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by Goldman, Sachs & Co.), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act;

(t)        It is not necessary in connection with the offer, sale and delivery of the Securities to the Purchasers in the manner contemplated in this Agreement and the Offering Circular, or in connection with the offer and initial resale of the Securities by the Purchasers in a manner contemplated by this Agreement and the Offering Circular, to register the Securities under the Securities Act or to qualify an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) (in giving this representation and warranty the Company is relying on, and assuming the accuracy of and compliance with, the representations, warranties and agreements of the Purchasers in this Agreement);

(u)       The Securities have been, or prior to the First Time of Delivery (as defined in Section 4) will be, designated PORTAL eligible securities in accordance with the rules and regulations of the National Association of Securities Dealers, Inc.;

(v)       Ernst & Young LLP, which has certified certain financial statements of the Company and each of its subsidiaries, is an independent public accountant as required by the Securities Act and the rules and regulations of the Commission thereunder;

(w)      The Company has all requisite corporate power to enter into this Agreement, the Indenture and the Registration Rights Agreement.  This Agreement has been and, as of each Time of Delivery, the Indenture and the Registration Rights Agreement will have been, duly authorized, executed and delivered by the Company and upon such execution by the Company (assuming the due authorization, execution and delivery of such agreements by the other parties thereto) this Agreement, the Indenture and the Registration Rights Agreement will constitute valid and binding obligations of the Company enforceable against the Company in accordance with the terms hereof and/or thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights generally, and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except as the enforcement of indemnification and contribution provisions hereof and thereof may be limited by applicable law and public policy;

(x)        Except as disclosed in the Pricing Circular, there are no persons with registration rights or other similar rights to have any securities of the Company (other than the Securities and the shares of Stock issuable upon conversion thereof) registered under the Securities Act under the registration statement to be filed pursuant to the Registration Rights Agreement with respect to the Securities and the shares of the Stock issuable upon conversion thereof, which rights have not been satisfied or waived;

(y)       None of the holders of outstanding shares of capital stock of the Company and no other person has or will have any preemptive or other rights to purchase, subscribe for or otherwise acquire (i) the shares of Stock to be issued upon conversion of the Securities or any rights to such shares (other than those granted by the holders of the Securities) or (ii) as a result of or in connection with the transactions contemplated by this Agreement, the Indenture or the Registration Rights Agreement, any other capital stock of the Company or rights thereto;

(z)        The Company and each of its subsidiaries is (i) in compliance with any and all applicable foreign, federal, state or local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct their respective business activities and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses of other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect;

(aa)     Except as disclosed in the Pricing Circular or the Offering Circular and to the knowledge of the Company, the Company owns or has valid, binding and enforceable licenses or other rights to use any patents, trademarks, trade names, service marks, service names, copyrights and other proprietary intellectual property rights (“Intellectual Property”) necessary to conduct the business of the Company in the manner in which it is being conducted; without having conducted any special searches or investigations over and above any searches that it may have conducted when deemed necessary or appropriate in connection with the filing of its patent applications, the Company believes that it will be able to conduct its business in the manner in which it is currently being conducted without any conflict with the rights of others, except for such conflicts as do not and will not have a Material Adverse Effect; the information contained in the Pricing Circular and Offering Circular concerning patents issued to, or patent applications filed on behalf of, the Company is accurate in all material respects; and, except as described in the Pricing Circular and Offering Circular, the Company has not received any notice from any other person of infringement of or conflict with (and, without having conducted any special searches or investigations, knows of no such infringement of or conflict with) asserted rights of others with respect to any Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to the Company, which if determined adversely to the Company would, individually or in the aggregate, have a Material Adverse Effect;

(bb)     The Company and each of its subsidiaries has all necessary consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, to own, lease, license and use its properties and assets and to conduct its business in the manner in which it is described in the Pricing Circular and Offering Circular, with such exceptions as do not and will not have a Material Adverse Effect;

(cc)     The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  The Company’s internal control over financial reporting is effective at a reasonable assurance level and the Company is not aware of any material weaknesses in its internal control over financial reporting;

(dd)     Since the date of the latest audited financial statements included or incorporated by reference in the Pricing Circular, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;

(ee)     The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective; and

(ff)       The Company is eligible for use of Form S-3 promulgated under the Securities Act.

2.                           Subject to the terms and conditions herein set forth, (a) the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.25% of the principal amount thereof, the principal amount of Firm Securities set forth opposite the name of such Purchaser in Schedule I hereto and (b) in the event and to the extent that the Purchasers shall exercise the election to purchase Optional Securities as provided below, the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at the same purchase price set forth in clause (a) of this Section 2, that portion of the aggregate principal amount of the Optional Securities as to which such election shall have been exercised (to be adjusted by you so as to eliminate fractions of $1,000) determined by multiplying such aggregate principal amount of Optional Securities by a fraction, the numerator of which is the maximum aggregate principal amount of Optional Securities which such Purchaser is entitled to purchase as set forth opposite the name of such Purchaser in Schedule I hereto and the denominator of which is the maximum aggregate principal amount of Optional Securities which all of the Purchasers are entitled to purchase hereunder.

The Company hereby grants to the Purchasers the right to purchase at their election up to $75,000,000 aggregate principal amount of Optional Securities, at the same purchase price set forth in clause (a) of the first paragraph of this Section 2.  Any such election to purchase Optional Securities may be exercised by written notice from you to the Company, given within a period of 30 calendar days after the date of this Agreement, setting forth the aggregate principal amount of Optional Securities to be purchased and the date on which such Optional Securities are to be delivered, as determined by you but in no event earlier than the First Time of Delivery (as defined in Section (4) hereof) or, unless you and the Company otherwise agree in writing, earlier than two or later than ten business days after the date of such notice.

3.                           Upon the authorization by you of the release of the Firm Securities, the several Purchasers propose to offer the Securities for sale upon the terms and conditions set forth in this Agreement and the Offering Circular and each Purchaser hereby represents and warrants to, and agrees with the Company that:

(a)       It will offer and sell the Securities only to persons who it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Securities Act in transactions meeting the requirements of Rule 144A;

(b)       It will not offer or sell the Firm Securities by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Securities Act; and

(c)       It is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

4.                           (a)       The Securities to be purchased by each Purchaser hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian.  The Company will deliver the Securities to Goldman, Sachs & Co., for the account of each Purchaser, against payment by or on behalf of such Purchasers of the purchase price therefor by wire transfer to the Company in Federal (same day) funds, by causing DTC to credit the Securities to the account of Goldman, Sachs & Co. at DTC.  The Company will cause the certificates representing the Securities to be made available to Goldman, Sachs & Co. for checking at least twenty-four hours prior to the Time of Delivery (as defined below) at the office of DTC or its designated custodian (the “Designated Office”).  The time and date of such delivery and payment shall be, with respect to the Firm Securities, 6:30 a.m., California time, on June 8, 2007 or at such other time and date, not later than June 8, 2007 as determined by Goldman, Sachs & Co., and with respect to the Optional Securities, 6:30 a.m., California time, on the date specified by Goldman, Sachs & Co. in the written notice given by Goldman, Sachs & Co. of the Purchasers’ election to purchase such Optional Securities, or such other time and date as Goldman, Sachs & Co. and the Company may agree upon in writing.  Such time and date for delivery of the Firm Securities is herein called the “First Time of Delivery”, such time and date for the delivery of the Optional Securities, if not the First Time of Delivery, is herein called the “Second Time of Delivery”, and each such time and date for delivery is herein called a “Time of Delivery”.

(b)       The documents to be delivered at each Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Purchasers pursuant to Section 8(i) hereof, will be delivered at such time and date at the offices of Cooley Godward Kronish LLP, 4401 Eastgate Mall, San Diego, California (the “Closing Location”), and the Securities will be delivered at the Designated Office, all at the Time of Delivery.  A meeting will be held at the Closing Location at 2:00 p.m., California time, on the New York Business Day next preceding each Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto.  For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

5.                           The Company agrees with each of the Purchasers:

(a)       To prepare the Offering Circular in a form approved by you; to make no amendment or any supplement to the Offering Circular which shall be disapproved by you promptly after reasonable notice thereof; and to furnish you with copies thereof;

(b)       Promptly from time to time to take such action as you may reasonably request to qualify the Securities and the shares of Stock issuable upon conversion of the Securities for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

(c)       To furnish the Purchasers with copies of the Offering Circular in such quantities as you may reasonably request and each amendment or supplement thereto signed by an authorized officer of the Company, and any amendment or supplement containing amendments to the financial statements covered by the independent accountants reports incorporated by reference in the Offering Circular, including a report on such amended financial statements signed by the accountants, and additional written and electronic copies thereof in such quantities as you may from time to time reasonably request, and if, at any time prior to the expiration of nine months after the date of the Offering Circular, at the Purchasers’ request if they consider it necessary or desirable to deliver an Offering Circular in connection with the sale of any Security, any event shall have occurred as a result of which the Offering Circular as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Circular is delivered, not misleading, or, if for any other reason it shall be necessary or desirable during such same period to amend or supplement the Offering Circular, and upon your request to prepare and furnish without charge to each Purchaser and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission or effect such compliance;

(d)       During the period beginning from the date hereof and continuing until the date which is 90 days after the First Time of Delivery, not to offer, sell, contract to sell or otherwise dispose of, except as provided hereunder, any securities of the Company that are substantially similar to the Securities or the Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Stock or any such substantially similar securities (other than the issuance of the Securities or the Stock that is issuable upon conversion of these Securities, or pursuant to the Company’s 401(k) plan or pursuant to employee stock option plans and/or stock purchase plans existing on, or upon the conversion or exchange of convertible or exchangeable securities (including options and warrants) outstanding as of, the date of this Agreement), without your prior written consent;

(e)       Not to be or become, at any time prior to the expiration of two years after the last Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

(f)        At any time during the two-year period following the later of the date that the Firm Securities or the Additional Securities are issued and delivered in accordance with this Agreement, when the Company is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities and prospective purchasers of the Securities designated by such holders, upon the request of such holders or such prospective purchasers, the information (the “Additional Issuer Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act;

(g)       If requested by you, to use its commercially reasonable efforts to cause the Securities to be eligible for the PORTAL trading system of the National Association of Securities Dealers, Inc.;

(h)       To furnish to its stockholders generally (including the holders of the Securities) (including by filing with the Commission) at the times required by the Exchange Act after the end of each fiscal year an annual report (including a balance sheet and statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, at the time required by the Exchange Act after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the date of the Offering Circular), to make available to its stockholders consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail (including by filing with the Commission);

(i)        During the period of two years after the last Time of Delivery, the Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Securities Act) to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them;

(j)        To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Circular under the caption “Use of Proceeds”;

(k)       To reserve and keep available at all times, free of preemptive rights, shares of Stock for the purpose of enabling the Company to satisfy any obligations to issue shares of its Stock upon conversion of the Securities; and

(l)        To use its commercially reasonable efforts to list for quotation, subject to notice of issuance, the shares of Stock issuable upon conversion of the Securities on the Nasdaq National Market.

6.

(a)       (i)        The Company represents and agrees that, without the prior consent of Goldman, Sachs & Co. and Morgan Stanley, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Act (any such offer is hereinafter referred to as a “Company Supplemental Disclosure Document”);

(ii)       each Purchaser represents and agrees that, without the prior consent of the Company, Goldman, Sachs & Co. and Morgan Stanley, other than one or more term sheets relating to the Securities containing customary information and conveyed to purchasers of securities, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute a “free writing prospectus,” as defined in Rule 405 under the Act (any such offer (other than any such term sheets), is hereinafter referred to as a “Purchaser Supplemental Disclosure Document”); and

(iii)      any Company Supplemental Disclosure Document or Purchaser Supplemental Disclosure Document the use of which has been consented to by the Company, Goldman, Sachs & Co. and Morgan Stanley is listed on Schedule II(b) hereto;

7.                           The Company covenants and agrees with the several Purchasers that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issuance of the Securities and the shares of Stock issuable upon conversion of the Securities and all other expenses in connection with the preparation and printing of the Preliminary Offering Circular and the Offering Circular and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Purchasers and dealers; (ii) the cost of printing or producing any Agreement among Purchasers, this Agreement, the Registration Rights Agreement, the Indenture, any Blue Sky and Legal Investment Memoranda, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities (but not the fees and expenses of counsel to the Purchasers in connection therewith); (iii) all expenses in connection with the qualification of the Securities and the shares of Stock issuable upon conversion of the Securities for offering and sale under state securities laws as provided in Section 5(b) hereof, including the fees and disbursements of counsel for the Purchasers in connection with such qualification and in connection with the Blue Sky and legal investment surveys, if any; (iv) the cost of preparing the Securities (but not the fees and expenses of counsel to the Purchasers in connection therewith); (v) the fees and expenses of the Trustee and any agent of the Trustee and the reasonable fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities; (vi) any cost incurred in connection with the designation of the Securities for trading in PORTAL and the listing of the shares of Stock issuable upon conversion of the Securities; and (vii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section.  It is understood, however, that, except as provided in this Section, and Sections 9 and 12 hereof, the Purchasers will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

8.                           The obligations of the Purchasers hereunder shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of each Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed as of each Time of Delivery, and the following additional conditions:

(a)       Sullivan & Cromwell LLP, counsel for the Purchasers, shall have furnished to you such opinion or opinions, dated such Time of Delivery, with respect to such matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(b)       Cooley Godward Kronish LLP, counsel for the Company, shall have furnished to you their written opinion, dated such Time of Delivery, in the form set forth in Exhibit C;

(c)       On the date of the Offering Circular prior to the execution of this Agreement and also at each Time of Delivery, Ernst & Young LLP shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you, to the effect set forth in Annex I hereto and as to such other matters as you may reasonably request in form and substance satisfactory to you;

(d)       (i) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Circular any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular, and (ii) since the respective dates as of which information is given in the Pricing Circular there shall not have been any change in the capital stock (excluding stock option grants in the ordinary course of business pursuant to the Company’s current stock option plans, the issuance of shares pursuant to the Company’s 401(k) or employee stock purchase plan and the exercise of any outstanding stock options or warrants) or long-term debt of the Company or its subsidiaries (other than interest accruals) or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Circular and the Offering Circular, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of the Purchasers so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in this Agreement and in the Pricing Circular and the Offering Circular;

(e)       On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities or preferred stock by any “nationally recognized statistical rating organization”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities or preferred stock;

(f)        On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or on the Nasdaq National Market; (ii) a suspension or material limitation in trading in the Company’s securities on the Nasdaq National Market; (iii) a general moratorium on commercial banking activities declared by any of Federal, New York State or California State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in the judgment of the Purchasers makes it impracticable or inadvisable to proceed with the offering or the delivery of the Firm Securities or the Optional Securities or both on the terms and in the manner contemplated in the Pricing Circular or the Offering Circular;

(g)       The Securities shall have been designated for trading on PORTAL;

(h)       The Company shall have obtained and delivered to the Purchasers executed copies of a written agreement of the directors and executive officers of the Company listed on Exhibit B-1 in the Form of Exhibit B-2 hereto, subject to such exceptions as previously agreed between the parties hereto (each such agreement, a “Lock-Up Agreement”), by the First Time of Delivery, and executed originals of each Lock-Up Agreement shall have been delivered to you by such time; and

(i)        The Company shall have furnished or caused to be furnished to you at each Time of Delivery certificates of officers of the Company satisfactory to you as to the accuracy of the representations and warranties of the Company herein at and as of such Time of Delivery, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in subsection (d) of this Section and as to such other matters as you may reasonably request.

9.                           (a)       The Company will indemnify and hold harmless each Purchaser, each person, if any, who controls any Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Purchaser within the meaning of Section 405 under the Securities Act against any losses, claims, damages or liabilities, joint or several, to which such Purchaser may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, or any Company Supplemental Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular or any such amendment or supplement, or any Company Supplemental Disclosure Document, in reliance upon and in conformity with written information relating to the Purchaser furnished to the Company by a Purchaser through Goldman, Sachs & Co. and Morgan Stanley expressly for use therein.

(b)       Each Purchaser will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, or any Company Supplemental Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Offering Circular, the Pricing Circular or the Offering Circular or any such amendment or supplement, or any Company Disclosure Document in reliance upon and in conformity with written information relating to the Purchaser furnished to the Company by a Purchaser through Goldman, Sachs & Co. and Morgan Stanley expressly for use therein; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)       Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party with respect to such action), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.  No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)       If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Securities.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Purchasers.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it and distributed to investors were offered to investors exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of fraudulent misrepresentation.  The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e)       The obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to any broker-dealer affiliate of each Purchaser and each person, if any, who controls any Purchaser within the meaning of the Securities Act; and the obligations of the Purchasers under this Section 9 shall be in addition to any liability which the respective Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Securities Act.

10.       (a)       If any Purchaser shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein.  If within thirty-six hours after such default by any Purchaser you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to you to purchase such Securities on such terms.  In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone such Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Offering Circular, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments to the Offering Circular which in your opinion may thereby be made necessary.  The term “Purchaser” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(b)       If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one-tenth of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Purchaser to purchase the principal amount of Securities which such Purchaser agreed to purchase hereunder and, in addition, to require each non-defaulting Purchaser to purchase its pro rata share (based on the principal amount of Securities which such Purchaser agreed to purchase hereunder) of the Securities of such defaulting Purchaser or Purchasers for which such arrangements have not been made; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

(c)       If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of Securities which remains unpurchased exceeds one-tenth of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Purchasers to purchase Securities of a defaulting Purchaser or Purchasers, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Purchaser or the Company, except for the expenses to be borne by the Company and the Purchasers as provided in Section 7 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

11.       The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Purchaser or any controlling person of any Purchaser, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Securities.

12.       If this Agreement shall be terminated pursuant to Section 10 hereof, the Company shall not then be under any liability to any Purchaser except as provided in Sections 7 and 9 hereof; but, if for any other reason, the Securities are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Purchasers through you for all out-of-pocket expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Purchasers in making preparations for the purchase, sale and delivery of the Securities not so delivered, but the Company shall then be under no further liability to any Purchaser except as provided in Sections 7 and 9 hereof.

13.       In all dealings hereunder, you shall act on behalf of each of the Purchasers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Purchaser made or given by you jointly or by Goldman, Sachs & Co. on behalf of you as the representatives.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchasers shall be delivered or sent by mail, telex or facsimile transmission to you as the representatives in care of Goldman, Sachs & Co., One New York Plaza, 42nd Floor, New York, New York 10004, Attention: Registration Department; and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Offering Circular, Attention: Secretary; provided, however, that any notice to a Purchaser pursuant to Section 9(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Purchaser at its address set forth in its Purchasers’ Questionnaire, or telex constituting such Questionnaire, which address will be supplied to the Company by you upon request.  Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

14.       This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Company and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company and each person who controls the Company or any Purchaser, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Purchaser shall be deemed a successor or assign by reason merely of such purchase.

15.       Time shall be of the essence of this Agreement.  As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

16.       The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Purchaser is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate.  The Company agrees that it will not claim that the Purchasers, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

17.      This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

18.       This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

19.       Notwithstanding anything herein to the contrary, the Company (and the Company’s employees, representatives, and other agents) are authorized to disclose to any and all persons, the tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without the Purchasers’ imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax treatment” means US federal and state income tax treatment, and “tax structure” is limited to any facts that may be relevant to that treatment.

If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Purchasers, this letter and such acceptance hereof shall constitute a binding agreement between each of the Purchasers and the Company.  It is understood that your acceptance of this letter on behalf of each of the Purchasers is pursuant to the authority set forth in a form of Agreement among Purchasers, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours,

Amylin Pharmaceuticals, Inc.

By:	/s/ Lloyd A. Rowland
	Name:	Lloyd A. Rowland
	Title:	Vice President, Gvoernance and Compliance and Secretary

Accepted as of the date hereof:

Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated

By:	Goldman, Sachs & Co.

/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

By:	Morgan Stanley & Co. Incorporated

By:	/s/ Bryan Andrzejewski
Name: Bryan Andrzejewski
Title: Executive Director

On behalf of each of the Purchasers.

SCHEDULE I

		Amount of
	Amount of	Optional
	Firm Securities	Securities
	to be	to be
Purchaser	Purchased	Purchased

Goldman, Sachs & Co.	$225,000,000	$33,750,000
Morgan Stanley & Co. Incorporated	200,000,000	30,000,000
Banc of America Securities LLC	25,000,000	3,750,000
Bear, Stearns & Co. Inc.	25,000,000	3,750,000
J.P. Morgan Securities Inc.	25,000,000	3,750,000

Total	$500,000,000	$75,000,000

SCHEDULE II

(a)	Additional Documents Incorporated by Reference:

None.

(b)	Approved Supplemental Disclosure Documents:

None.

SCHEDULE III

TERM SHEET

Amylin Pharmaceuticals, Inc.

$500,000,000 aggregate principal amount of 3.00% Convertible Senior Notes due 2014

June 4, 2007

This term sheet relates only to the securities described below and should be read together with the preliminary offering circular, dated June 4, 2007 (including the documents incorporated by reference in the preliminary offering circular), relating to these securities.

Issuer

Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN)

Securities offered

3.00% Convertible Senior Notes due 2014

Aggregate principal amount offered

$500,000,000.

Option to purchase additional notes

$75,000,000.

Maturity date

June 15, 2014.

Interest

3.00% per annum, accruing from June 8, 2007, or from the most recent date to which interest has been paid or duly provided for.

Interest payment dates

Each June 15th and December 15th, beginning December 15, 2007.

Price to public

100%.

NASDAQ closing price on June 4, 2007 (reference price)

$43.62 per share.

Conversion premium

40.00% above reference price.

Conversion price

$61.07 (approximately) per share of common stock, subject to adjustment.

Conversion rate

16.3752 shares of common stock per $1,000 principal amount of notes, subject to adjustment.

III-2

Free convertibility period

At the option of the holder, holders may convert their notes, in multiples of $1,000 in principal amount, at any time on or after April 15, 2014 through the scheduled trading day immediately preceding the maturity date of June 15, 2014.

Optional redemption by Amylin

None.

Investor puts

No scheduled put dates.

Trade date

June 4, 2007.

Settlement date

June 8, 2007.

CUSIP

032346 AE8.

Joint book-running managers

Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated

Co-managers

Banc of America Securities LLC, Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc.

Aggregate Share Cap

The “daily settlement amount” for each of the 20 VWAP trading days during the observation period means:

•              an amount of cash equal to the lesser of (x) $50.00 and (y) the daily conversion value for such VWAP trading day (the “principal portion”); and

•              if such daily conversion value exceeds $50.00, a number of shares of our common stock (the “deliverable shares”) equal to (A) the difference between such daily conversion value and $50.00, divided by (B) the daily VWAP of our common stock for such VWAP trading day.

The Aggregate Share Cap is 22.9252 shares of common stock per $1,000 principal amount of notes, subject to adjustment upon the occurrence of any of the events set forth under the caption “Description of Notes— Conversion Rate Adjustments” in the Offering Circular.

Use of Proceeds

The net proceeds of this offering, after deducting the initial purchasers’ discounts and estimated offering expenses, will be approximately $486.0 million (or approximately $558.9 million if the initial purchasers’ option to purchase $75.0 million additional principal amount of notes is exercised in full).

Capitalization

	As of March 31, 2007
	Actual	As adjusted for this offering
	(in thousands, except per share data)
Cash, cash equivalents and short-term investments:	$634,523	$1,120,473
Capital lease obligations and other liabilities, net of current portion	$16,048	$16,048
2.5% Convertible Senior Notes due April 15, 2011	200,000	200,000
Notes being offered	—	500,000
Total long-term debt	216,048	716,048
Stockholders’ equity:
Preferred stock, $0.001 par value, 7,500 shares authorized, none issued or outstanding	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 131,446 shares issued and outstanding	131	131
Additional paid-in capital	1,889,274	1,889,274
Accumulated other comprehensive income	1,389	1,389
Accumulated deficit	(1,272,598)	(1,272,598)
Total stockholders’ equity	618,196	618,196
Total capitalization	$834,244	$1,334,244

Adjustment to conversion rate upon a make-whole fundamental change

The number of additional shares by which the conversion rate will be increased in the event of a make-whole fundamental change will be determined by reference to the table below, based on the date on which such make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) per share of the issuer’s common stock at the time of such make-whole fundamental change. If holders of the issuer’s common stock receive only cash consideration for their shares of common stock in connection with a fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of the issuer’s common stock over the 10 trading day period ending on the trading day preceding the effective date of such make-whole fundamental change.

The stock prices set forth in the first column of the table below (i.e., the row headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under the caption “Description of Notes— Conversion Rate Adjustments” in the Offering Circular.

The following table sets forth the hypothetical stock prices and the adjustments to the conversion rate, expressed as a number of additional shares to be received per $1,000 in principal amount of the notes, in the event of a make-whole fundamental change:

	Effective Date
Stock Price	June 8, 2007	June 15, 2008	June 15, 2009	June 15, 2010	June 15, 2011	June 15, 2012	June 15, 2013	June 15, 2014

$43.62	6.5456	6.4576	6.3467	6.2284	6.0984	5.9875	5.9890	6.5501
$45.00	6.2058	6.1023	5.9729	5.8303	5.6671	5.5062	5.4197	5.8470
$47.50	5.6560	5.5294	5.3721	5.1927	4.9790	4.7416	4.5144	4.6774
$50.00	5.1785	5.0339	4.8550	4.6471	4.3941	4.0961	3.7534	3.6248
$52.50	4.7615	4.6031	4.4077	4.1781	3.8951	3.5506	3.1173	2.6724
$55.00	4.3952	4.2265	4.0189	3.7731	3.4680	3.0894	2.5885	1.8066
$57.50	4.0719	3.8957	3.6794	3.4221	3.1014	2.6989	2.1514	1.0161
$60.00	3.7852	3.6038	3.3816	3.1165	2.7857	2.3679	1.7918	0.2915
$65.00	3.3013	3.1149	2.8874	2.6155	2.2767	1.8483	1.2571	0.0000
$70.00	2.9111	2.7247	2.4981	2.2277	1.8924	1.4717	0.9032	0.0000
$80.00	2.3275	2.1497	1.9351	1.6810	1.3711	0.9932	0.5185	0.0000
$90.00	1.9176	1.7537	1.5572	1.3268	1.0513	0.7265	0.3499	0.0000
$100.00	1.6177	1.4690	1.2916	1.0860	0.8446	0.5691	0.2698	0.0000
$125.00	1.1384	1.0246	0.8898	0.7370	0.5637	0.3763	0.1867	0.0000
$150.00	0.8589	0.7719	0.6685	0.5528	0.4235	0.2863	0.1465	0.0000
$175.00	0.6765	0.6093	0.5283	0.4380	0.3374	0.2303	0.1192	0.0000
$200.00	0.5477	0.4953	0.4306	0.3583	0.2773	0.1903	0.0989	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•      If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

• If the stock price is greater than $200.00 per share, subject to adjustment, no adjustments will be made in the conversion rate.

• If the stock price is less than $43.62 per share, subject to adjustment, no adjustments will be made in the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed 22.9252 per $1,000 in principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under the caption “Description of Notes— Conversion Rate Adjustments” in the Offering Circular.

This material is confidential and is for your information only and is not intended to be used by anyone other than you.  This information is subject to change and does not purport to be a complete description of these securities or the offering.  Please refer to the offering circular for a complete description.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This communication is being distributed solely to Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act of 1933.

A copy of the offering circular for the offering can be obtained from your Goldman Sachs sales person or Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004 Attention: Prospectus Department (212-902-1171) or by calling Morgan Stanley & Co. Incorporated toll free at (866-718-1649) or by sending an e-mail to prospectus@morganstanley.com.

ANNEX I

Pursuant to Section 7(d) of the Purchase Agreement, the accountants shall furnish letters to the Purchasers to the effect that:

(i)        They are an independent registered public accounting firm with respect to the Company and its subsidiaries within the meaning of the Securities Exchange Act of 1934 (the “Exchange Act”) and the applicable published rules and regulations thereunder and the Public Accounting Oversight Board;

(ii)       In their opinion, the consolidated financial statements and financial statement schedules audited by us and incorporated by reference in the Offering Circular comply as to form in all material respects with the applicable requirements of the Exchange Act and the related published rules and regulations;

(iii)      The unaudited selected financial information with respect to the consolidated results of operations and financial position of the Company for the five most recent fiscal years incorporated by reference in the Offering Circular agrees with the corresponding amounts (after restatements where applicable) in the audited consolidated financial statements for such five fiscal years;

(iv)      On the basis of limited procedures not constituting an audit in accordance with generally accepted auditing standards, consisting of a reading of the unaudited financial statements and other information referred to below, a reading of the latest available interim financial statements of the Company and its subsidiaries, inspection of the minute books of the Company and its subsidiaries since the date of the latest audited financial statements included in the Offering Circular, inquiries of officials of the Company and its subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

(A)    the unaudited consolidated statements of operations, consolidated balance sheets and consolidated statements of cash flows incorporated by reference in the Offering Circular are not in conformity with generally accepted accounting principles applied on the basis substantially consistent with the basis for the unaudited condensed consolidated statements of income, consolidated balance sheets and consolidated statements of cash flows incorporated by reference in the Offering Circular;

(B)     any other unaudited statement of operations data and balance sheet items incorporated by reference in the Offering Circular do not agree with the corresponding items in the unaudited consolidated financial statements from which such data and items were derived, and any such unaudited data and items were not determined on a basis substantially consistent with the basis for the corresponding amounts in the audited consolidated financial statements incorporated by reference in the Offering Circular;

(C)     the unaudited financial statements which were not included or incorporated by reference in the Offering Circular but from which were derived any unaudited condensed financial statements referred to in clause (A) and any unaudited income statement data and balance sheet items incorporated by reference in the Offering Circular and referred to in clause (B) were not determined on a basis substantially consistent with the basis for the audited consolidated financial statements incorporated by reference in the Offering Circular;

(D)    any unaudited pro forma consolidated condensed financial statements incorporated by reference in the Offering Circular do not comply as to form in all material respects with the applicable accounting requirements or the pro forma adjustments have not been properly applied to the historical amounts in the compilation of those statements;

(E)     as of a specified date not more than five days prior to the date of such letter, there have been any changes in the consolidated capital stock (other than issuances of capital stock upon exercise of options and stock appreciation rights, upon earn-outs of performance shares and upon conversions of convertible securities, in each case which were outstanding on the date of the latest financial statements incorporated by reference in the Offering Circular or any increase in the consolidated long-term debt of the Company and its subsidiaries, or any decreases in consolidated net current assets or stockholders’ equity or other items specified by the Representatives, or any increases in any items specified by the Representatives, in each case as compared with amounts shown in the latest balance sheet incorporated by reference in the Offering Circular except in each case for changes, increases or decreases which the Offering Circular discloses have occurred or may occur or which are described in such letter; and

(F)     for the period fro the date of the latest financial statements incorporated by reference in the Offering Circular to the specified date referred to in clause (E) there were any decreases in consolidated net revenues or operating profit or the total or per share amounts of consolidated net income or other items specified by the Representatives, or any increases in any items specified by the Representatives, in each case as compared with the comparable period of the preceding year and with any other period of corresponding length specified by the Representatives, except in each case for decreases or increases which the Offering Circular discloses have occurred or may occur or which are described in such letter; and

(v)       In addition to the examination referred to in their report(s) included in the Offering Circular and the limited procedures, inspection of minute books, inquiries and other procedures referred to in paragraphs (iii) and (iv) above, they have carried out certain specified procedures, not constituting an audit in accordance with generally accepted auditing standards, with respect to certain amounts, percentages and financial information specified by the Representatives, which are derived from the general accounting records of the Company and its subsidiaries, which appear in the Offering Circular, and have compared certain of such amounts, percentages and financial information with the accounting records of the Company and its subsidiaries and have found them to be in agreement.

II-2

EXHIBIT A

Form of Registration Rights Agreement

EXHIBIT B-1

List of persons to sign Lock-Up Agreements:

Steven R. Altman

Alain Baron

Teresa Beck

Daniel Bradbury

Joseph Cook

Karin Eastham

Craig Eberhard

James R. Gavin

Mark J. Gergen

Mark Foletta

Ginger Graham

Howard Greene

Orville Kolterman

Marcea Bland Lloyd

Roger Marchetti

Paul G. Marshall

Lloyd Rowland

Jay Skyler

Joseph Sullivan

James Wilson

Joe Young

EXHIBIT B-2

AMYLIN PHARMACEUTICALS, INC.

LOCK-UP LETTER

June 1, 2007

Goldman, Sachs & Co.

85 Broad Street

New York, NY 10004

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

Dear Sirs and Mesdames:

The undersigned understands that Goldman, Sachs & Co. (“Goldman Sachs”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley”) propose to enter into a Purchase Agreement (the “Purchase Agreement”) with Amylin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), providing for the offering (the “Offering”) by the several Initial Purchasers, including Goldman Sachs and Morgan Stanley (the “Initial Purchasers”), of certain Convertible Senior Notes due 2014 of the Company (the “Securities”).  The Securities will be convertible into shares of the Common Stock (par value $.001 per share) of the Company (the “Common Stock”).

To induce the Initial Purchasers that may participate in the Offering to continue their efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of Goldman Sachs and Morgan Stanley on behalf of the Initial Purchasers, the undersigned will not, during the period commencing on the date hereof and ending 90 days after the date of the final offering circular or memorandum relating to the Offering (the “Final Memorandum”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the sale of any Securities to the Initial Purchasers pursuant to the Purchase Agreement or (b) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering. In addition, the undersigned agrees that, without the prior written consent of Goldman Sachs and Morgan Stanley on behalf of the Initial Purchasers, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Final Memorandum, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common

Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s share of Common Stock except in compliance with the foregoing restrictions.

Notwithstanding the foregoing, the undersigned may (A) transfer shares of the Common Stock (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, or (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and (B) sell certain of the undersigned’s shares of the Common Stock as provided in the next sentence.  The permissible sales as referred to in clause (B) above, are (x) sales pursuant to 10b5-1 sales plans in existence on the date of this agreement and (y) in the case of persons who did not have a 10b5-1 plan in existence on the date of this agreement, sales on an individual-by-individual basis after the first 30 days of the lock-up period that are approved by the chief executive officer of the Company, provided that it is understood and agreed that, for all persons subject to this clause (y), the aggregate number of shares sold pursuant to this clause (y) will not exceed 100,000 shares.  For purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

The undersigned understands that the Company and the Initial Purchasers are relying upon this Lock-Up Agreement in proceeding toward consummation of the Offering.  The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions.  Any Offering will only be made pursuant to a Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchasers.

Very truly yours,

(Name)

(Address)

B-2-2

EXHIBIT C

FORM OF OPINION OF COOLEY GODWARD KRONISH LLP